EXHIBIT 99


Warrant Exercise Fuels American Access Technologies
With Almost $2.9 Million in Working Capital

LAKE MARY, Fla.- October 31, 2001 - American Access Technologies, Inc. (Nasdaq Small Cap: AATK) today announced that the exercise of stock purchase warrants by investment bankers, consultants and employees in addition to the repayment of a note by a former insider this past week brought almost $2.9 million to the Company coffers.

Investment bankers' underlying shares were the subject of a registration statement filed with the Securities and Exchange Commission in March, and which became effective October 10, 2001. Employees, officers and directors were also granted stock purchase warrants in December 2000, the underlying shares of which were registered in April 2001. Although the two groups exercised 1,277,522 warrants at prices ranging from $1.65 to $2.25, netting the Company approximately $2,605,000, no officers or directors of the Company sold any stock during the recent price spike.

A former officer/director who exercised warrants applied a portion of the proceeds from the sale of stock to repayment of two promissory notes to the Company for a total of $200,000 principal and $26,866.80 interest.

"By paying off an equipment lease, we have no long-term debt, leaving us in an advantageous debt-free position with money in the bank for our future growth plans," said American Access President John Presley.

Mr. Presley said the funds will be used to expand the engineering and sales staff, for development of new products, and for marketing campaigns including those in conjunction with private label partners.

The Company has already hired one account executive, an 11-year sales veteran who has spent the past six years in telecommunications. Vickie Carter has worked as a consultant representing Mohawk and Leviton cable and fiber products, and was account representative for a telecommunications contractor, through which she was responsible for the design, installation and service of copper and fiber optic cable systems for clients that included colleges, universities, local government and national accounts.

"It's exciting and rewarding to be on the forefront with a cutting edge product coupled with a dynamic, growing company," Ms. Carter said.

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American Access manufactures patented zone cabling units that mount in ceilings, raised floors, and in custom furniture, routing traditional cabling, fiber optics and wireless to the office desktop. The Company's concept of "zone cabling" reduces costs for installation and moves, adds, and changes by as much as 70% while providing plug and play, up-gradable networks, fiber optics and wireless LAN.

News and product/service information are available at http://www.aatk.com.

Note: This press release for American Access Technologies, Inc. may contain forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company's operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company's expectations, which are subject to various risks and uncertainties listed in the Company's SEC filings.

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